Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
ULTRA PETROLEUM ANNOUNCES STRATEGIC MARCELLUS ACQUISITION
AND PENNSYLVANIA OPERATIONS UPDATE
HOUSTON, Texas — December 21, 2009 — Ultra Petroleum Corp. (NYSE: UPL) today announced that it has signed a purchase and sale agreement to acquire approximately 80,000 (net) acres in the Pennsylvania Marcellus Shale, from a private company. Following the acquisition, Ultra Petroleum will hold approximately 250,000 net acres in this region, with the potential for 1,800 net drilling locations. Ultra Petroleum expects to pay roughly $400.0 million for the assets which will be financed using debt.
“We are strategically increasing the scale of our Marcellus position with assets that rival the returns of our current acreage. With this acquisition, we believe that our net recovered resource in the Marcellus alone will exceed 8.5 trillion cubic feet equivalent (Tcfe), an increase of 3.5 Tcfe from current estimates,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.
The company expects the transaction to close late February 2010, subject to standard closing conditions, with an effective date of October 1, 2009.
Ultra Petroleum in the Marcellus Shale
2009 year-to-date, the company has drilled 30 horizontal wells with 13 producing. Initial production (IP) rates for the producing wells average 7,500 Mcf per day with preliminary estimated ultimate recoveries (EURs) ranging from 3.5 to 4.0 Bcf.
The company started 2009 with 288,000 gross (152,000 net) acres in the Marcellus. Through a combination of land acquisitions and swaps, including today’s announcement, Ultra Petroleum has added over 192,000 gross acres, nearly doubling its position to approximately 480,000 gross (250,000 net) acres. The company’s expanding core position is concentrated around Tioga, Bradford, Lycoming, Potter, Clinton and Centre counties in north central Pennsylvania.
A PowerPoint presentation regarding the acquisition is posted on Ultra Petroleum’s homepage and can be found at www.ultrapetroleum.com.

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About Ultra Petroleum
Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming — the Pinedale and Jonah Fields; and is in the early stages of exploration in the Appalachian Basin in Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. The company had 151,443,094 shares outstanding on November 30, 2009.
This release can be found at www.ultrapetroleum.com.
This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, including our ability to consummate the acquisition described in this release, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include the results of our diligence review of properties, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC.
The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release the term estimated ultimate recoveries, or EUR, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K, as amended, available from us at www.ultrapetroleum.com or from the SEC at www.sec.gov.
For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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Marcellus Acquisition &
Pennsylvania Update